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                                                                   EXHIBIT 10.15

                                  OFFER LETTER

July 20, 2000

Bill Gibson
[ADDRESS]

Dear Bill,

     On behalf of Seagate Software I am pleased to extend an offer of employment to you for the position of Chief Operating Officer reporting to Greg Kerfoot, President. You will be based in Vancouver, BC. Your effective start will be August 14, 2000 or as soon thereafter as the work permit can be obtained. This will still enable you to start prior to August 14,2000 should the situation present itself. We trust you will treat the details of this offer with the utmost confidentiality.

     Your compensation will be an annual base salary of CDN $385,000. payable on a bi-weekly basis which would equate to CDN $14807.70 bi-weekly. In addition to your base salary, you will receive a bonus incentive enabling you to achieve CDN $215,000 bringing your total compensation at 100% achievement of plan to CDN $600,000 per annum. Full details of this bonus plan will be provided to you upon commencement of employment.

     Your target bonus for the first full quarter of your employment will be guaranteed. You and I will mutually agree on objectives that must be met in order for the bonus to be paid in subsequent quarters. These objectives will be reviewed by the two of us from time to time.

     We will recommend to the Board of Directors that you be granted the option to purchase 400,000 shares of Seagate Software Stock at a fair market price to be determined by the Board of Directors. Requests for Stock Options are presented to the Board on a quarterly basis and are generally approved in the month following the calendar quarter in which you begin employment. Participation in our Stock Option Program is subject to the terms and conditions outlined in the Seagate Software Information Management Group Holdings Inc. Stock Option Plan.

     Seagate Software currently provides a comprehensive core health care plan including basic medical, extended medical, dental, and vision. Seagate Software pays 100% of the monthly premium for these benefits. Short and long term disability coverage are non-optional benefits for which all employees become eligible, subscribe and pay premiums following 3 months employment. The company also provides optional life and optional accidental death and disability coverage. You will have an opportunity to participate the group RRSP program. The company also provides a health benefit. Complete details of the benefit programs will be provided upon employment.

     This offer is contingent on your having a visa or work permit that permits you to perform the job in Canada. You will be allowed a reasonable amount of time to obtain this documentation. If you require assistance in obtaining the appropriate documentation we will be glad to assist you.

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     We look forward to a long and mutually agreeable relationship. However, in the event that your employment is terminated for reasons other than just cause, we will provide you written notice of the Company's intent to terminate your employment on a specific date. If we do so prior to your completion of twelve months of employment, the Company will pay you a sum equal to your then current base annual salary plus an allowance of 10% of your annual base salary in lieu of all other benefits. If such termination occurs after you have completed twelve months of employment, then the Company will pay you a sum equal to your then current base annual salary, an amount equal to your bonus for the calendar year immediately preceding the year in which the termination occurs, and an allowance of 10% of your annual base salary in lieu of all other benefits. This sum will be paid on a monthly basis.

     This offer will remain open until Monday, July 24, 2000. If everything is acceptable to you, please sign below indicating your acceptance and return a signed original of this employment offer to me at Seagate Software, 840 Cambie St, Vancouver BC V6B 4J2, or fax to 604-683-3740. Please mark your return documents as "Private & Confidential." The copies are for your records.

     Bill, I look forward to working with you in this new role and I am certain that you will find the opportunities and challenges at Seagate Software rewarding. I look forward to your acceptance of our offer and believe that you will contribute greatly to our future success. If you have any questions regarding this offer please feel free to call me at 893-6307 or Gaye Bell at 647-8441.

Sincerely,

                                             ACCEPTANCE:

  /s/ Greg Kerfoot                           /s/ William Gibson
                                             -----------------------------------
                                             NAME

                                             July 24, 2000
Greg Kerfoot                                 -----------------------------------
President, Seagate Software                  DATE